Exhibit 99.1

FOR IMMEDIATE RELEASE – May 16, 2011

Contact:

Lyn Hittle, CFO

919.687.7800, ext 547

Lyn.hittle@mfbonline.com

M&F Bancorp, Inc. Announces March 31, 2011 results

Durham, NC - M&F Bancorp, Inc., parent company of Mechanics and Farmers Bank (“M&F Bank” or “the Bank”) today filed its quarterly report on Form 10-Q with the Securities and Exchange Commission. Total assets decreased $15.1 million during the quarter ended March 31, 2011 from the December 31, 2010 level, mainly due to expected cash flow needs of depositors in the Bank’s CDARS(r) program. During the quarter, the Bank increased its securities by a net of $2.8 million, while its loan portfolio decreased $3.9 million over the same period. Net income for the quarter ended March 31, 2011 before preferred stock dividends was $0.4 million, compared to $0.2 million for the quarter ended March 31, 2010. Net income available to common stockholders was $0.3 million for the quarter ended March 31, 2011 compared to $0.1 million for the prior year quarter, due, in part, to the savings in preferred stock dividends from the exchange of the preferred stock issued to the Treasury in August, 2010.

During the quarter ended March 31, 2011, M&F Bank experienced $0.2 million in recoveries of previously charged-off loans, which, combined with the decrease in loans outstanding, resulted in a recovery in the provision for loan losses. For the three months ended March 31, 2010, the provision expense was $0.2 million. Noninterest expenses increased $0.1 million in the three months ended March 31, 2011, when compared to the same period in 2010, mainly due to increased wage and benefit expenses for employees hired in the second, third and fourth quarters of 2010.

Ms. Kim Saunders, President and CEO, said “we continue to seek qualified borrowers and have developed a new loan promotion program that was announced during our reception in Greensboro on Friday, April 29, 2011. M&F Bank’s mission continues to be directed toward underserved borrowers and we look forward to bringing more customers into the M&F Bank fold in 2011.” Jim Stewart, Chairman of the Board of Directors echoed Ms. Saunders’ comments, indicating that the Board supports lending to small businesses throughout the Bank’s footprint. Mr. Stewart said “with the new loan promotion, and the Grand Opening celebration in Greensboro, we are especially hopeful that more customers will come from the Greensboro area. Bishop George Brooks, who is a member of our Board of Directors and our Directors’ Loan Committee and who resides in Greensboro, is very enthusiastic about expanding our reach in Greensboro.”

Ms. Saunders stated “in 2010 we have achieved 103 consecutive years of profitability, from the year we opened initially on Parrish Street in Durham in 1908. The Board, staff of M&F Bank, and I are honored to be entrusted with continuing this important legacy of service to our communities.”

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company’s filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.